                                                               EXHIBIT 99.1

                               PURCHASE AGREEMENT

                                    between

1. KEIPER GmbH & Co., Remscheid, registered in the commercial register of the local court in Remscheid under HR A 424,

                                                - hereinafter "KRC" -

2. Putsch GmbH & Co. KG, Rockenhausen, registered in the commercial register of the local court of Kaiserslautern for Rockenhausen under HR A 1206,

                                                - hereinafter "PKG" -

3. KEIPER RECARO GmbH, Kaiserslautern, registered in the commercial register of the local court of Kaiserslautern under HR B 1388


                                                - hereinafter "KRG" -

4. KEIPER Car Seating Verwaltungs-GmbH, Remscheid, registered in the commercial register of the local court of Remscheid under HR B 2024

                                                - hereinafter "KV";

                                                (KRC, PKG, KRG and KV are
                                                hereinafter collectively
                                                referred to as "Sellers" or
                                                individually as "Seller")


5. KEIPER Car Seating GmbH & Co., Bremen, registered in the commercial register of the local court of Bremen under HR A 21337


                                                - hereinafter "KCS" -

6.      LEAR Corporation GmbH & Co. Kommanditgesellschaft,
        Ginsheim-Gustavsburg, registered in the commercial
        register of the local court of GroB-Gerau under HR A
        3091


                                          - hereinafter the "Purchaser" -

7. LEAR Corporation, with its principle place of business at 21557 Telegraph Road, Southfield, Michigan 48034


                                                - hereinafter "LEAR" -

        Preamble


        (A) KV is the sole general partner (Komplementar) and KRC is the sole limited partner (Kommanditist) of KCS, a limited partnership under German law which is registered in the commercial register of the local court (Amtsgericht) of Bremen under HR A 21337.

        (B) KCS was founded on December 20, 1996. By virtue of a contribution agreement (Einbringungsvertrag) which was also entered into on December 20, 1996 KRC contributed to KCS with effect as of January 1, 1997 KRC'S business of developing, producing and distributing complete vehicle seats for the just-in-time production under the trademark "KEIPER" or under other trademarks (the "Just-in-Time Business"). In addition, also effective as of January 1, 1997 KRC contributed (i) to a limited partnership named RECARO GmbH & Co., Kirchheim, its business of developing, designing, producing and manufacturing seats under the trademark "RECARO" and (ii) to a limited partnership named RECARO Aircraft Seating GmbH & Co., Schwabisch Hall, its business named AIRCOMFORT in which air passenger seats are developed, produced and distributed. The business remaining within KRC is the business of developing, producing and distributing hardware components; further, via its so-called technical centre (Technisches Zentrum) in Kaiserslatern KRC continues to develop but not to produce and/or distribute vehicle seats after the Closing subject to the limitations set forth in this Agreement.

        (C) The Purchaser is a limited partnership under German law and is engaged in the business of developing, producing and distributing complete vehicle seats and other parts for the automotive industry.

        LEAR, a corporation organised under the laws of Delaware, is the ultimate parent company of the Purchaser.

        (D) Sellers desire to sell to Purchaser in accordance with the terms and conditions of this Agreement their respective interests in KCS and the shares and/or interests in certain other companies.


        Therefore, the parties enter into the following agreement:

                                  ARTICLE 1
                              OWNERSHIP OF KCS


        1.1 KCS has a total capital (Kommanditkapital) in the amount of DM 33,000,000 which is held by KRC. The nominal value of KRC's interest in KCS in the amount of DM 33,000,000 is credited to the capital account (Kapitalkonto) kept by KCS as a fixed account (Festkonto). KV does not hold any interest in the capital of KCS.

        1.2 An amount of DM 25,000,000 is registered in the commercial register as the maximum amount of KRC's personal liability as limited partner of KCS (Hafteinlage).

                                  ARTICLE 2
                       PARTICIPATIONS HELD BY KCS AND
                       OTHER PARTICIPATIONS TO BE SOLD


        2.1 KCS holds or will hold as of the Closing Date or, in the event that a transfer must be registered, will have taken all actions necessary for the registration of ownership of the following participations which are all part of the sale pursuant to this
                Agreement:

                2.1.1 all issued and outstanding shares in KEIPER RECARO Hungary KFT, Mester Utca 2, 8060 Mor, Hungary, ("KCS Hungary") which has a fully paid in share capital of DM 3,337,122; on December 31, 1996 such share capital was increased by an amount of DM 174,780, which capital increase has been filed with the commercial register for registration, but has not yet been registered; KRC has subscribed to and has fully paid in the nominal value of all newly issued shares;

                2.1.2 65% of all issued and outstanding shares in KEIPER Car Seating Italia S.p.A., Via Cristoforo Colombo 21, 20060 Pozzo d'Adda, Italy, ("KCS Italy") which has a fully paid in share capital of Lire 4,000,000,000 divided into 80,000 shares with a nominal value of Lira 50,000 per share; the other shareholder being Mr. A. Brizzolara, Via Borgonuova 10, Milan, holding 28,000 shares or 35% of all outstanding shares;

                2.1.3 51% of all issued and outstanding shares or 102 shares in KRC TRIM PRODUCTS (PTY) LTD, Greenfields, P.O. Box 5003, 5208 East London,

                        South Africa, ("KCS TRIM") which has an authorized share capital of Rand 1,000, of which 200 shares with a nominal value of Rand 1 per share have been issued; the other shareholder being Dorbyl Automotive Products, a division of Dorbyl Ltd., Bedfordview, South Africa, holding 98 shares or 49% of all issued and outstanding shares;

                2.1.4 51% of all issued and outstanding shares or 102 shares in KRC SEWING COMPANY (PTY) LTD, Greenfields, P.O. Box 5402, 5208 East London, South Africa, ("KCS SEWING") which has an authorized share capital of Rand 1,000, of which 200 shares with a nominal value of Rand 1 per share have been issued; the other shareholder being Automotive Leather Company (PTY) LTD, 53 Hendrik van Eck St., Rosslyn Pretoria, South Africa, holding 98 shares or 49% of all issued and outstanding shares.

        2.2 PKG holds the following participations which are also part of the sale pursuant to this Agreement:

                 2.2.1 All shares in RR LEDER Verwaltungs GmbH, Kaiserslautern, a company with limited liability registered in the commercial register of the local court (Amtsgericht) of Kaiserslautern under HR B 2817 and having a fully paid in share capital of DM 50.000 ("RR-Leder GmbH");

                2.2.2 100% of the capital (Kommanditkapital) in the amount of DM 4,500,000 of RR LEDER GmbH & Co., Kaiserslautern, a limited partnership which is registered in the commercial register of the local court (Amtsgericht) of Kaiserslautern under HR A 2294 ("RR-Leder"). The sole general partner of such limited partnership without an interest in the capital is RR LEDER Verwaltungs GmbH.

        2.3 KRG holds 15% of all issued and outstanding shares in Johnson Controls Automotive Mexico, Tlaxala, Mexico (hereinafter "JCA Mexico"), the other shareholder being Johnson Controls Holding Company, Inc. Plymouth, Michigan, USA. The shares held by KRG in JCA Mexico are subject of the sale pursuant to this Agreement.

        2.4 The following participations which are held by subsidiaries of KRC will also be part of the sale pursuant to this Agreement:

                2.4.1 the interest in EURO American Seating, LLC, Wilmington, USA, ("EAS") which is held by KEIPER RECARO Enterprises Inc., Clawson, USA ("KRE"); the other shareholder in EAS is Magna-Lomason Corporation, USA ("MLC");

                2.4.2 100% of all issued and outstanding shares in KEIPER CAR SEATING do Brasil LTDA, Cacapava, Brazil, held by KEIPER RECARO do Brazil LTDA, Sao Paulo, Brazil ("KRB") which company has a fully paid in share capital of RS
                        2.341.000 ("KCS Brazil").

        2.5 The entities stated in Section 2.1, 2.2, and 2.4.2 are hereinafter collectively referred to as the "Subsidiaries". The shares and interests held by KRE in EAS and by KRB in KCS Brazil in accordance with Section 2.4 are hereinafter collectively referred to as the "Subsidiary Shares".

                                  ARTICLE 3
                          SALE OF INTERESTS IN KCS


        3.1 In accordance with the provisions set forth in this Agreement KRC and KV hereby sell to Purchaser and Purchaser hereby purchases the partnership interests of KRC and KV in KCS as described in Article I together with all partners' accounts (Gesellschafterkonten) with all amounts credited to the capital account and the transaction account (Verrechnungskonto) as of the Closing Date (the "Sold Interests"). The sale and purchase in accordance with this Section 3.1 shall include all rights for the issuance of the new shares and to the new shares in KCS Hungary arising from the increase of the share capital which is referred to in Section 2.1.1.

        3.2 The Sold Interests will be transferred to Purchaser at the Closing Date in accordance with the transfer agreement which is attached to this Agreement in draft form as Annex 8.3.1.

                                  ARTICLE 4
                        SALE OF OTHER PARTICIPATIONS

        4.1 In accordance with the provisions set forth in this Agreement PKG hereby sells to Purchaser and Purchaser hereby purchases the share in RR-Leder GmbH including all dividend rights accruing thereon through the Closing Date and a partnership interest with anominal value of DM 4,500,000 equal to 100% of the capital in RR-Leder including 100% of the amounts booked to the partners' accounts (Gesellschafterkonten). The interests will be transferred in accordance with the transfer agreement which is attached to this Agreement in draft form as Annex 8.3.3.1.

        4.2 In accordance with the provisions set forth in this Agreement KRG hereby sells to Purchaser and Purchaser hereby purchases the shares in JCA Mexico referred to in Section 2.3 including all dividend rights accruing through the Closing Date. The shares will be transferred as set forth in Section 8.3.4.

        4.3 In accordance with the provisions set forth in this Agreement Sellers hereby sell and Purchaser hereby purchases the Subsidiary Shares including all dividend rights accruing through the Closing Date. As regards EAS the sale shall include any rights KRE may have for the transfer of MLC's interest in EAS against payment of the purchase price payable therefor. Sellers shall procure that the respective owner of the Subsidiary Shares will take at the Closing (as defined in Section 8.1) all actions which are required by the owner in order to transfer the Subsidiary Shares to Purchaser or its nominee in accordance with all requirements of applicable laws.

                                  ARTICLE 5
                  PROFIT AND LOSSES FOR THE BUSINESS YEAR 1997

        The consolidated profits and losses for the business year 1997 will be allocated between Sellers and Purchaser on the basis of the Final Pro Forma Consolidated Profit and Loss Statement and the Final Pro Forma Consolidated Closing Balance Sheet as defined in Section 9.7 only by adjusting the Purchase Price as provided for in Section 9.9 - 9.11. Sellers shall not be entitled to withdraw (entnehmen) any monies from KCS or the Subsidiaries and undertake to ensure that no dividend or any other distribution of profits or assets is declared between the execution of this Agreement and the Closing Date.

                                  ARTICLE 6
                                REAL PROPERTY


        6.1 PKG is the owner of the following real property (hereinafter the "Real Property"):

                6.1.1 The court of Besigheim, land register of Besigheim, folio 9260, map of Ottmars-
                heim 4811, lot No. 586/31, Ferdinand-Porsche-StraBe 2, building and land, size 28,798 square metres (the "Besigheim Property").

                The land register shows the following encumbrances for the Besigheim Property:

                Section II easement for the benefit of the Zweckverband Industriegebiet Besigheim, Besigheim, granting the right to obtain a de-watering pipe.

                Section III

                Current No. 1   mortgage in the amount of DM 1,000,000 plus 16%
                                interest per annum and single supplementary payment in the amount of 2% for the benefit of Allianz-Versicherungs Aktiengesellschaft,
                                Munich

                Current No. 2   mortgage over DM 4,000,000 plus 16% interest per
                                annum and a single supplementary payment in the amount of 2% for the benefit of Allianz-Versicherungs Aktiengesellschaft,
                                Munich, ranking equally with the mortgage referred to under current No. 1

                Current No. 3   mortgage over DM 1,000,000 plus 15% interest per
                                annum for the benefit of Dresdner Bank
                                Aktiengesellschaft, Remscheid branch

                Current No. 4   mortgage over DM 4,000,000 plus 15% interest per
                                annum for the benefit of Dresdner Bank
                                Aktiengesellschaft, Remscheid branch

6.1.2     Local Court Bremen, land register of Vorstadt
                    R 270, folio 2087, lot 275


Current         Lot           Description        Size in
Number         Number                            square
                                                 metres
--------------------------------------------------------

  8           53/134         Holzweide 5,        56,000
                             industrial
                             land

              53/269         Bruchweide 3,       22,834
                             building and
                             land/commer-
                             cial and in-
                             dustrial

              53/295         Bruchweide 3,          471
                             building and
                             land/commer-
                             cial and in-
                             dustrial

                                                       (the "Bremen Property")

The land register shows the following encumbrances for the Bremen Property:

Section II:     No encumbrances

Section III:

 Current No. 1  mortgage over DM 1,000,000 plus 16% interest
                p.a. and a single supplementary payment in the amount of 2% for the benefit of Allianz Versicherungs-Aktiengesellschaft, Munich

 Current No. 2  mortgage over DM 6,000,000 plus 16% interest p.a. and a single supplementary payment in the amount of 2% for the benefit of Allianz Versicherungs-Aktienge-sellschaft, Munich

 Current No. 3  mortgage over DM 1,000,000 plus 16% interest for benefit of IKB Deutsche Industriebank Aktiengesellschaft, Dusseldorf and Berlin

         Current No 4     mortgage over DM 2,000,000 plus 16% interest
                          for the IKB Deutsche Industriebank
                          Aktiengesellschaft, Dusseldorf and Berlin

        6.2 PKG and Purchaser hereby agree that the Real Property shall be sold by PKG to Purchaser together with all fixtures
                (Zubehor). PKG does not warrant the exact size of the Real Property.

                The encumbrances in Section III of the land registers where the Real Property is registered shall not be taken over by the Purchaser. For the purpose of having these encumbrances deleted PKG shall provide Purchaser on the Closing Date (as defined in Section 8.1) with a certified declaration from the respective creditor in respect of each mortgage stating that the relevant mortgage shall be deleted (cf. Section 8.3.6) (notariell beglaubigte Loschungsbewilligungen)

        6.3 PKG and Purchaser will enter on the Closing Date into a separate transfer agreement (Auflassung) in which PKG and Purchaser will agree upon the transfer of title to the Real Property sold in accordance with this Article 6.

        6.4 PKG grants and PKG and Purchaser apply for the registration of priority notices (Auflassungsvormerkungen) with respect to the Bremen and the Besigheim Property for the purpose of securing Purchaser's claim to have title to the Real Property transferred to it. The priority notice shall have in each case the next rank after the encumbrances referred to in Section
                6.1.1 and 6.1.2 or a better rank.

                Purchaser grants in advance the deletion (Loschung) of the priority notices which will be registered for its benefit in the land register of the Besigheim Property and the Bremen Property and applies for the registration of such deletion provided, however, that the notary may file the application for deletion with the land register only if PKG demands such deletion because of the termination of this Agreement and Purchaser has not moved for and obtained a preliminary injunction against PKG's demand within a period of six weeks after he was properly notified by the notary of such demand and has evidenced to the notary the granting of such preliminary injunction.

6.5 To the extent, applications to the land register have been made jointly by PKG and Purchaser, they shall be deemed to have been made independent from each other.

        The notary is instructed to obtain all governmental and other approvals and permits and declarations required under statutory law which will be useful in the context of implementing the sale of the Real Property including, without limitation, the approvals, declaration or negative certifications provided in the Construction Act (Baugesetzbuch) and in the Law on the Transfer of Real Estate (Grundstucksverkehrsgesetz) and to receive service of such approvals or, as the case may be, the refusal to grant such approval, negative declarations or negative certifications with effect for PKG and the Purchaser. PKG and Purchaser grant power of attorney to the notary to represent them in the land register proceedings, in particular they authorise the notary to waive any rights to appeal against decisions of the land registry and to file registrations with the land register in the name of one or both.


6.6     PKG and Purchaser hereby irrevocably authorise the notarial clerks
        Peter Volk and Jurgen Jungst, both having their main business address at Kaiserstr 66, 60329 Frankfurt am Main, each of them acting alone by waiving the restriction set forth in Section 181 of the German
        Civil Code (Burgerliches Gesetzbuch) to make and to receive all statements required for the implementation of the sale of the Real Property as well as for any supplements and corrections of the provision in this Agreement regarding the sale of the Real Property. Supplements, however, to the extent that they affect the internal legal relationship between PKG and Purchasers only be made if the notary has been instructed accordingly by PKG and Purchaser. The proxies are authorised to grant sub-power of attorney.

6.7 Attached hereto as Annex 6 is a German translation of Section 6.1 - 6.6 to be filed with the land registers for the purpose of having the priority notices (Auflassungsvormerkungen) referred to in Section 6.4 registered. The Parties hereby agree that the German translation shall be binding upon them and that in case of any conflict between this English version of Article 6 and the German translation thereof the German translation shall prevail.

                                   Article 7
                                 Purchase Price



        7.1     Amount of the Purchase Price

                The purchase price payable by Purchaser for the Sold Interests, the interests in RR-Leder, the shares in RR-Leder GmbH, the Subsidiary Shares, the shares in JCA Mexico and for the Real Property sold in accordance with Article 6 shall amount to DM 400,000,000 (in words: Deutsche Mark four hundred million) in total (hereinafter the "Purchase Price"). The Purchase Price may be increased or decreased in accordance with
                Section 9.9. The Purchase Price after such adjustment will be hereinafter referred to as the "Adjusted Purchase Price".

                LEAR agrees to be jointly and severally liable for the payment of the Purchase Price, as adjusted in accordance with Section 9.9.

        7.2     Allocation of Purchase Price

                The Purchase Price payable pursuant to Section 7.1 will be allocated as follows:

                7.2.1 DM 312,873,214.69 to the sale of the Sold Interest by KRC;

                7.2.2   DM 1 to the sale of the Sold Interest by KV;

                7.2.3 DM 66,784.31 to the sale of the shares in RR-LEDER GmbH sold by PKG;

                7.2.4 DM 5,000,000 to the sale of the interest in RR-Leder sold by PKG;

                7.2.5   DM 6,000,000 to the sale of the interest in EAS;

                7.2.6   DM 32,500,000 to the sale of the shares in KCS Brazil;

                7.2.7 DM 3,060,000 to the sale of the shares in JCA Mexico sold by KRG;

                7.2.8   DM 40,500,000 to the Real Property.

                When the Purchase Price will be adjusted pursuant to
                Section 9.9, the above amounts will be adjusted in accordance with the Final Financial Statements.

        7.3     Maturity / Payment of the Purchase Price

        7.3.1 The Purchase Price shall become due and payable as follows:

                (i) an amount of DM 355,000,000 (in words: Deutsche Mark three hundred and fifty-five million) at the Closing Date;

                (ii) an amount of DM 22,500,000 (in words: Deutsche Mark twenty-two million five hundred thousand) one year after the Closing Date;

                (iii) an amount of further DM 22,500,000 (in words: Deutsche Mark twenty-two million five hundred thousand) two years after the Closing Date.



        7.3.2           The Purchase Price shall be paid as follows:

                (i) an amount of DM 32,500,000 (in words: Deutsche Mark thirty-two million five hundred thousand) to KRB's account at Dresdner Bank Lateinamerika, Rua Verbo Divino 1488, Sao Paulo, bank no. 210, account-no. 0021930004, bank code (Agencia) 0940, as such part of the Purchase Price which is allocable to KCS Brazil in accordance with Section 7.2.6.;

                (ii) an amount of DM 6,000,000 (in words: Deutsche Mark six million) to KRE's account at National Bank of Detroit, 611 Woodward, Detroit, MI 48226, account-no. 0685223, routing no. 072000326, swift-code: NBDDUS33xxx, as such part of the Purchase Price which is allocable to EAS in accordance with
                Section 7.2.5.

                (iii) the remaining part of the Purchase Price to PKG's account at Deutsche Bank Filiale Remscheid, account-no. 573104702, bank code 340 700 93,

                unless PKG notifies Purchaser in accordance with Section 23.6 that the Purchase Price shall be paid in total or in part to a different bank account stated in the notice. Purchaser will be discharged in full from its obligation to pay the Purchase Price once the Purchase Price has been credited to the aforementioned accounts. Purchaser is not responsible for the allocation of the Purchase Price among Sellers.

        7.3.3 Purchaser shall deliver to Sellers at Closing two notes (Wechsel) in proper form each over an amount of DM 22,500,000 (in words: Deutsche Mark twenty-two million five hundred thousand) issued by Purchaser and signed on the front by LEAR (cf. Art. 31 (3) of the German Code on Notes - Wechselgesetz) which are due and payable at the order of Sellers on the due dates which are specified under Section 7.3.1 (ii) and (iii) (the "Notes"). The Notes must be honoured in accordance with normal market conditions as eligible paper (diskontfahiger Wechsel) by any major credit institution in Germany. For the avoidance of doubt it is hereby expressly agreed that the Notes shall not affect Purchaser's obligation to pay the Purchase Price as provided in
                Section 7.1 through Section 7.3.2 (Zahlung erfullungshalber). However, Purchaser and LEAR shall only be obliged to pay the instalments of the Purchase Price referred to under Section
                7.3.1 (ii) and (iii) against return of the Notes.

        7.4     No set-off

                Purchaser shall not be entitled to exercise any right of retention or set-off against Sellers' claim for payment of the Purchase Price, unless the legal basis and the amount of any counter-claim which Purchaser intends to set-off against Sellers' claim for payment of the Purchase Price are not disputed by Sellers.


                                  ARTICLE 8

                                   CLOSING


        8.1     Closing Date / Closing

                After the date on which the conditions set forth in
                Section 8.2 below have been satisfied and Sellers and Purchaser hereto are informed thereof they will meet at the offices of Hengeler Mueller Weitzel Wirtz, Bockenheimer Landstr. 51-53, Frankfurt am Main (or at any other place agreed between Sellers and Purchaser after this Agreement has been signed), to close the transactions contemplated in this Agreement (the "Closing"). The Closing shall take place within a period of 10 Banking Days after the date referred to in the preceding sentence on a date (the "Closing Date") specified by Sellers by giving Purchaser at least five Banking Days' prior written notice, but in no event prior to July 5, 1997.
                "Banking Day" shall mean a day on which banks at the place where the Closing will take place are open during regular business hours.

        8.2     Conditions to Closing

                8.2.1 Closing shall not take place before the sale and transfer of the Sold Interests has been declared to be or is deemed to be in compliance with the rules set forth in the EU Merger Control Regulation No. 4064/89 (the "Regulation") by the Commission of the European Union (the "Commission"). If the Commission issues its declaration of compliance subject to certain modifications as set forth in Article 8 of the Regulation the condition to Closing stated in this
                        Section 8.2 shall be deemed to be satisfied only if
                        (i) Sellers and Purchaser agree that the modifications imposed by the Commission shall be implemented in order to proceed with the Closing, or (ii) Sellers agree to fully indemnify Purchaser against any financial disadvantages arising from the implementation of such modifications. Should none of the alternatives referred to in (i) or (ii) be applicable, Section
                        8.4.2 shall apply mutatis mutandis.


                        If the Commission issues its declaration of compliance with respect to the sale and transfer of the Sold Interests, but requires with respect to Article 16 of this Agreement an exemption from or a negative certificate with respect to Article 85 of the EEC Treaty, the Parties shall nevertheless proceed with the Closing without amending any other provisions of this Agreement including Article 7 (Purchase Price). If
                        Article 16 is deemed to be inconsistent with Article 85 of the EEC Treaty, Sellers and Purchaser shall in good faith negotiate a valid and enforceable provision in accordance with the principles laid down in
                        Section 23.7 second sentence.

                8.2.2   Closing shall only take place if

                        (i)     the representations and warranties stated in
                                Section 10.1.1 and - limited, however,
                                to circumstances warranted in respect of KCS - the representations and warranties set forth in
                                Section 10.1.2, Section 10.1.3 with Section
                                1.1 and Section 10.1.4 are true and correct;

                        (ii) neither KCS's plant in Besigheim nor its plant in Bremen has been fully destroyed by an act of God, e.g. fire or explosion.

        8.3     Actions on Closing Date

                On the Closing Date Sellers and Purchaser shall take the following actions. All actions are deemed to take place simultaneously.

                8.3.1 KRC, KV and Purchaser sign a transfer agreement regarding the transfer of the Sold Interests substantially in the form attached hereto as Annex 8.3.1.;

                8.3.2 KRC and KV deliver to Purchaser (i) an application to the commercial register of the local court in Bremen substantially in the form attached hereto as Annex 8.3.2 for the registration of Purchaser as the legal successor of KRC and KV into the Sold Interests such application being duly executed by KRC and KV in notarial form and (ii) a letter undersigned by KRC and KV in which they irrevocably instruct the notary who has certified the signatures under the application or any other notary denominated by Purchaser to submit the application to the commercial register of KCS;

                8.3.3 PKG and Purchaser or its nominee have notarized a transfer agreement regarding the transfer of the share in RR-Leder GmbH and the partnership interest in RR-Leder substantially in the form attached hereto as Annex 8.3.3.1, and PKG and RR-Leder GmbH deliver to Purchaser (i) an application to the commercial register of the local court in Kaiserslautern substantially in the form attached hereto as Annex 8.3.3.2 for the registration of Purchaser as the legal successor of PKG into the partnership interest sold in accordance with
                        Section 4.1 such application being duly executed by PKG an RR-Leder GmbH in notarial form and (ii) a letter undersigned by PKG and RR-Leder GmbH in which they irrevocably instruct the notary who has certified the signatures under the application or any other notary denominated by Purchaser to submit the application to the commercial register of RR-Leder;

                8.3.4 KRG hands over to Purchaser or its nominee the share certificates representing the shares in JCA
                        Mexico sold in accordance with this Agreement and takes all actions which Purchaser reasonably asks Sellers to take in order to transfer title thereto to Purchaser;

                8.3.5 the respective owners of the Subsidiary Shares take all actions required by the respective owner in order to transfer the Subsidiary Shares to Purchaser or its nominee in accordance with all requirements of applicable laws;

                8.3.6 PKG and Purchaser sign and have notarized a transfer agreement regarding the transfer of the Real Property sold in accordance with Article 6 substantially in the form attached hereto as Annex 8.3.6;

                        PKG provides Purchaser with a certified declaration (notariell beglaubigte Loschungsbewilligung) from the respective creditor in respect of each mortgage which is provided in Section III of the land registers where the Real Property is registered stating that the relevant mortgage shall be deleted or, alternatively PKG provides Purchaser with a bank guarantee from a bank of national standing which can be called if and to the extent any mortgages listed in
                        Section 6.1.1 and Section 6.1.2 are foreclosed;

                8.3.7 Purchaser pays an amount equal to the aggregate amount of all loans granted through the Closing Date by KEIPER RECARO Verwaltungsgesellschaft mbH, Kaiserslaugtern, ("KRV") to KCS, by PKG to RR Leder and by KRE to EAS as stated in Annex 8.3.7 hereto plus interest accrued thereon in accordance with the loan agreements between the respective Seller and borrower. Purchaser shall pay such amount so that it will be credited in full as at the Closing Date to the German bank account stated in Section 7.3.2. To the extent any amounts payable by Purchaser hereunder in respect of loans granted by KRV to KCS cannot be finally determined as of the Closing Date for bookkeeping or similar reasons such amounts will not be paid as of the Closing Date but as soon as Sellers can finally determine such amounts and prove them to Purchaser.

                8.3.8 Purchaser shall take all actions necessary to substitute the security which KRC and PKG have granted to secure loans taken out by Subsidiaries prior to the date when this Agreement is notarized with effect from the Closing Date or, if the respective lender does not consent to such substitution, repay to the respective lender the full amount of the loans not assumed plus interest accrued thereon; a list of such loans is attached to this Agreement as Annex 8.3.8;

                8.3.9 Purchase pays the first instalment of the Purchase Price as provided in Section 7.3.1 (i) so that the full amount of DM 355,000,000 (in words: Deutsche Mark three hundred and fifty-five million) is credited as of the Closing Date to the bank accounts stated in Section
                        7.3.2 (i) through (iii).

                        In the event that the priority notices referred to in
                        Section 6.4 and/or the necessary approvals, certifications or negative notifications provided for in the Construction Act (Baugesetzbuch) and in the Law on the Transfer of Real Estate (Grundstuckverkehrsgesetz) should not have been obtained by the Closing Date, Purchaser and PKG already hereby instruct the recording notary to open a notarial escrow account (Notaranderkonto) and Purchaser shall pay the portion of the Purchase Price allocated to the Real Property in accordance with Section 7.2.8 to such escrow account so that the full amount of such portion is credited as of the Closing Date to that account. In respect of such event Purchaser and PKG already hereby irrevocably instruct the recording notary to pay the portion of the Purchase Price credited to the notarial escrow account including all interest accrued thereon to PKG as soon as the priority notices referred to in
                        Section 6.4 have been registered and the aforementioned approvals, certifications or negative certifications have been obtained. The costs arising in connection with the opening and maintaining the notarial escrow account shall be borne by Purchaser.

        8.10 Purchaser delivers to Sellers the Notes duly executed by Purchaser and LEAR as provided in Section 7.3.3.

8.4              Best Efforts / Withdrawal from Contract

        8.4.1 Sellers and Purchaser will use their best efforts to have the condition to Closing stated in Section 8.2.1 satisfied as soon as practicable after the date of this Agreement. If, however, this condition to Closing should not have been satisfied by November 3, 1997 or earlier or if the competent authority prohibits the acquisition of the Sold Interests Sellers shall have the right to withdraw (zurucktreten) from this Agreement. Sellers may only jointly exercise the aforementioned right by notifying Purchaser accordingly. If Sellers withdraw from this Agreement they shall not be liable to Purchaser for any damages or for the fulfilment of any other obligations under this Agreement or in connection therewith irrespective of the legal basis on which any claim of Purchaser is based.

        8.4.2 Purchaser shall have the right to withdraw from this Agreement if the competent antitrust authority prohibits the acquisition of the Sold Interests for reasons other than those described in Section 8.2.1., 2nd paragraph, or if the conditions described in Section 8.2.2 have occurred; unless Purchaser has failed to use its best efforts to have the condition to Closing stated in Section 8.2.1 satisfied, Purchaser shall not be liable to Sellers for any damage or for the fulfilment of any other obligations under this Agreement or in connection therewith irrespective of the legal basis of Sellers' claim.


                                  ARTICLE 9
                            FINANCIAL STATEMENTS

9.1 Sellers undertake to deliver to Purchaser within ten weeks after the Closing Date:

                A balance sheet for KCS as of January 1, 1997 ( the "KCS Opening Balance Sheet") and for each of the Subsidiaries (collectively the "Subsidiaries' Balance Sheets" and individually a "Subsidiary Balance Sheet") all as of

                December 31, 1996. The KCS Opening Balance Sheet shall be in accordance with the generally accepted accounting principles (Grundsatze ordnungsgemaser Buchfuhrung - "German GAAP") under the German Commercial Code (HGB) as consistently applied for KRC as the former owner of the Just-in-Time Business. The Subsidiaries' Balance Sheets shall be in accordance with the accounting principles which are generally accepted under the jurisdiction of the respective Subsidiary as consistently applied by such Subsidiary. Consistent application shall mean that similar circumstances have been accounted for in the same manner as in the balance sheet as of December 31, 1995. For the avoidance of doubt the correct application of the aforesaid accounting principles shall not be over-ruled by principles of consistency.

                Sellers further undertake to conduct a physical inventory (Vorratsvermogen) count and prepare and to have their auditors audit within a period of 10 weeks after the Closing Date;

                (i) A pro forma balance sheet on a consolidated basis including KCS and the Subsidiaries as of January 1, 1997 (the "Pro Forma Consolidated Opening Balance Sheet");

                (ii) a pro forma consolidated balance sheet including KCS and the Subsidiaries as of the Closing Date (the "Pro Forma Consolidated Closing Balance Sheet") together with a pro forma consolidated profit and loss statement for the period between January 1, 1997 and the Closing Date (the "Pro Forma Consolidated Profit and Loss Statement").

                The two aforementioned balance sheets shall hereinafter be collectively referred to as the "Consolidated Balance Sheets". The parties agree that consolidation shall be carried out in accordance with the pro forma consolidation and the evaluation principles which are set forth in Annex 9.1 to this Agreement and in accordance with German GAAP as specified by Annex 9.1. The neutral auditor which may be appointed in accordance with
                Section 9.5 shall also be bound by such principles. Sellers' auditors and the neutral auditor shall only audit whether the Consolidated Balance Sheets and the Pro Forma Consolidated Profit and Loss Statement were prepared in accordance with this
                Section 9.1 and Annex 9.1 hereto. For the avoidance of doubt, the Real Property shall not be included in the consolidation.

                Moreover, Sellers undertake to deliver to Purchaser within ten weeks after the Closing Date a statement showing the pro forma net debt of KCS and of the Subsidiaries on a consolidated basis (the "Pro Forma Consolidated Net Debt") as of January 1, 1997 (the "Pro Forma Consolidated Net Debt Statement"). The Pro Forma Consolidated Net Debt shall be equal to the consolidated amount of all bank debt (Verbindlichkeiten gegenuber Kreditinstituten), promissory notes (Eigenwechsel) and of all inter company debt of KCS and the Subsidiaries including interest accrued thereon to be paid-off at the Closing by Purchaser in accordance with Section 8.3.7 minus the consolidated amount of all cash and cash equivalents in the meaning of
        Section 266 (2) B.IV of the German Commercial Code (HGB), all as shown in the Pro Forma Consolidated Opening Balance Sheet.

The KCS Opening Balance Sheet, the Subsidiaries' Balance Sheets, the Consolidated Balance Sheets, Pro Forma Consolidated Profit and Loss Statement and the Pro Forma Consolidated Net Debt Statement shall hereinafter be collectively referred to as the "Financial Statements".

9.2 Purchaser undertakes to give Sellers and the auditors of Sellers all assistance necessary to prepare and to audit the Financial Statements, respectively.

9.3 Purchaser is entitled to have its own auditors audit the Financial Statements and review the working papers of Sellers' auditors in the presence of Sellers' auditors. Purchaser's auditors shall attend the physical inventory count referred to in Section 9.1. Within six weeks after Purchaser has received the Financial Statements Purchaser's auditors may raise objections against the Financial Statements by stating that any of the Financial Statements were not set up in accordance with Section 9.1 including Annex 9.1. Any objection by Purchaser's auditors shall only be deemed valid and to be raised in time if Sellers are notified thereof in accordance with Section 23.6 within the aforementioned period and if the notification specifies any item of any Financial Statement as to which the objection is raised and the amount by which the assessment of Purchaser's auditors deviates from the amount for the particular item which is stated on the respective Financial Statement.

9.4 If Purchaser raises objections in accordance with Section 9.3 and if Purchaser and Sellers do not agree on the merit of the objections within a period of two weeks after Sellers have been notified of Purchaser's objections, the outstanding issues will be decided with binding effect for both parties by a neutral auditor to be appointed in accordance with Section 9.5.

9.5 Within a period of further two weeks after Purchaser and Sellers have failed to reach agreement on Purchaser's objections in accordance with Section 9.4 the parties will appoint a neutral auditor.
        If the Parties cannot agree on the appointment of a neutral auditor within the aforementioned period each party may apply for the appointment of a neutral auditor by the Institut der Wirtschaftsprufer e.V. in Dusseldorf; the Institut der Wirtschaftsprufer e.V. in Dusseldorf shall select as neutral auditor only an audit firm of international reputation with offices in the jurisdiction where KCS and the Subsidiaries are registered.

9.6 The neutral auditor appointed in accordance with Section 9.5 shall audit the specific items against which Purchaser has raised objections in accordance with Section 9.3 and shall determine the amount attributable to the relevant disputed item provided, however, that the amount fixed by the neutral auditor in respect of any such item must be in the range of the deviating opinions of Purchaser and Sellers. The neutral auditor shall not take any decision before the Parties have been given the opportunity to present their views in writing. In any event, however, the neutral auditor shall render a written report including its decision within a period of six weeks after it has been appointed. The neutral auditor shall act as arbitrary (Schiedsgutachter) and its decisions shall be binding upon both
        Parties. The costs of the neutral auditor shall be borne by the parties in accordance with Section 91 et seq. of the German Code of Civil Procedure (ZPO).

9.7     If Purchaser does not raise any objections in accordance with Section
        9.3 the Financial Statements will be binding upon all Parties. If Purchaser raises objections in accordance with Section 9.3 the Financial Statements as adjusted by mutual agreement between the Parties or by the neutral auditor will be binding upon both Parties.

        As soon as the Financial Statements have become binding upon both parties they shall become the "Final Financial Statements" and, further, the Pro Forma Consolidated Opening Balance Sheet shall become the "Final Pro Forma Opening Consolidated Balance Sheet", the Pro Forma Consolidated Closing Balance Sheet shall become the "Final Pro Forma Consolidated Closing Balance Sheet" and the Pro Forma Consolidated Profit and Loss Statement appertaining thereto the "Final Pro Forma Consolidated Profit and Loss Statement", the KCS Opening Balance

                Sheet shall become the "Final KCS Opening Balance Sheet", the Subsidiaries' Balance Sheet shall become the "Final Subsidiaries' Balance Sheet", and the Net Debt Statement shall become the "Final Net Debt Statement" within the meaning of this Agreement.

        9.8 For the purposes of the Financial Statements circumstances which already existed on the Closing Date but become known thereafter (valuation enlightening circumstances - wertaufhellende Tatsachen) shall be taken into account by the Parties and their auditors as well as by the neutral auditor in accordance with German GAAP. However, valuation enlightening circumstances becoming known after the period during which Purchaser may have raised objections in accordance with Section
                9.3 may only be taken into account by the neutral auditor to the extent the valuation enlightening circumstance affects the valuation of any items which are subject to the neutral auditor's review in accordance with Section 9.6 and refer to circumstances which are not under the control of Sellers or Purchaser.

        9.9 The Purchase Price will be adjusted in accordance with the following provisions:

                9.9.1 If the Final Pro Forma Consolidated Profit and Loss Statement and the Final Pro Forma Consolidated Closing Balance Sheet show a profit (JahresuberschuB - within the meaning of Sections 275(2), 307(2), 266(3) German Commercial Code - HGB) for the period between the balance sheet date of the Final Consolidated Opening Balance Sheet (i.e. January 1, 1997) and the Closing Date, the Purchase Price will be increased by an amount equal to the profit after deduction of such portion of the profit which is allocable to minority shareholders or partners.

                9.9.2 If the Final Pro Forma Consolidated Closing Profit and Loss Statement and the Final Pro Forma Consolidated Closing Balance Sheet show a loss (Jahresfehlbetrag within the meaning of Sections 275(2), 307(2), 266(3) German Commercial Code - HGB) the Purchase Price will be decreased by such amount after deduction of such portion of the loss which is allocable to minority shareholders or partners.


        9.10 If the Purchase Price is increased in accordance with Section 9.9.1, the balance between the Purchase Price and the Adjusted Purchase Price will become due and payable to PKG's account specified in Section 7.3.2(iii) five Banking Days after the date on which the Pro Forma Consolidated Closing Balance Sheet has become the Final Pro Forma Consolidated Closing Balance Sheet in accordance with Section 9.7.

 9.11     If the Purchase Price is decreased in accordance with Section
          9.9.2, Sellers shall pay within five Banking Days the amount by which the Purchase Price exceeds the Adjusted Purchase Price to an account specified by Purchaser after the date on which Purchaser notified Sellers of such account in accordance with Section 23.6.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

          Each of the Sellers hereby gives the following warranties (Garantien) to Purchaser and represents that the statements set forth below are true and correct as of the date when this Agreement is executed and, unless expressly provided otherwise in this Article 10, as of the Closing Date:

        10.1  Organizational Matters

                10.1.1 Sellers have all necessary authority to enter into this Agreement and implement the transactions contemplated herein.

                10.1.2 KCS, the Subsidiaries, JCA Mexico and EAS are legal entities duly organized and validly existing under the laws of their respective jurisdiction.

                10.1.3     Subject to Annex 10.1.3 the statements set forth in
                           Article 1 and 2 are correct. It is, however, understood between the parties that KRG's shareholding in JCA Mexico may be diluted or reduced before the Closing Date below 15% if KRG does not participate in a capital increase or in an additional financing of capital investments approved by the Board of Directors of JCA Mexico. Any such dilution or reduction of the shareholding shall not be deemed to constitute a breach of this warranty.

                10.1.4 KCS, the Subsidiaries, JCA Mexico and EAS are qualified to transact business in all locations in which they transact business and have the power to carry on their business as now being conducted.

                10.1.5 Subject to Annex 10.1.5 the Sold Interests, as well as the shares in the Subsidiaries, JCA Mexico and EAS which are sold by Sellers in accordance with this Agreement are fully paid in and have not been repaid and no obligation to repay exists.

                10.1.6 KCS and the Subsidiaries are not a party to any joint-venture agreements or silent partnership agreements nor to a contract between business enterprises within the meaning of Sections 291 and 292 Stock Corporation Act or similar agreements, including but not limited to control agreements, agreements to transfer profits, profit pool agreements, agreements to transfer a portion of profit, company lease agreements and operational leases except as set forth in Annex 10.1.6.

                10.1.7 Except as set forth in Annex 10.1.7 KCS and the Subsidiaries do not directly or indirectly own or hold any shares or interests in any companies other than the Subsidiaries.

                10.1.8 In respect of JCA Mexico, except as provided in the stock purchase agreement dated February 8, 1996, there are no obligations being transferred to Purchaser regarding the shares in this company other than those provided under applicable law.

        10.2    Contributions by KRC

                KRC made a contribution (Einlage) to KCS the value of which exceeds the amount which is registered for KRC in the commercial register as the maximum amount for which they can be held personally liable (cf. Section 1.2). The contributions made by KRC have not been repaid or withdrawn (entnommen) in total or in part and no obligation to repay exists.

        10.3    Ownership

                10.3.1 Each of the Sellers is the sole owner of the respective Sold Interest sold by it in accordance with Section 3.1, and the Sold Interests together constitute all interests in KCS. The Sold Interests are freely transferable and not subject to any option or preemptive rights, liens or encumbrances or any other rights restricting the transfer or the ownership of the Sold Interests.

                10.3.2 KCS is the owner of the shares and interests referred to in Section 2.1. Unless provided otherwise in Annex 10.3.2, such shares and interests are freely transferable and are not subject to any option or pre-emptive rights, liens, encumbrances or any other rights restricting the transfer or the ownership of such shares and interests.

                10.3.3 The respective Seller is the sole owner of the shares and interests sold by it in accordance with Section 4.1 or, as the case may be, Section 4.2. Unless provided otherwise in Annex 10.3.3., the shares are freely transferable and are not subject to any option or pre-emptive rights, liens or encumbrances and are free of any other rights or claims of third parties.

                10.3.4 The respective company which shall transfer the Subsidiary Shares at Closing in accordance with Section
                        4.3 is the sole owner of the respective shares. Unless provided otherwise in Annex 10.3.4, the Subsidiary Shares are freely transferable and are not subject to any option or pre-emptive rights, liens or encumbrances and are free of any other rights or claims of third parties.

                10.3.5 Unless provided otherwise in Annex 10.3.5, to the extent KCS or the respective Subsidiary has not disposed of its assets in the ordinary course of business since January 1, 1997, KCS and the Subsidiaries are the sole owner of all assets and rights shown in the Contribution Balance Sheet (Einbringungsbilanz) as of January 1, 1997 prepared in connection with the transfer of the Just-in-Time Business by KRC to KCS and audited by Sellers' auditors (the "Contribution Balance Sheet") and in the Subsidiaries' Balance Sheets, respectively. Such assets and rights are not subject to any rights of third parties with the exception of statutory landlord liens (Vermieterpfandrechte), bankers' liens resulting from general banking conditions (AGB-Pfandrecht der Banken) and retention of title (Eigentumsvorbehalt) imposed by suppliers within the ordinary course of business or with respect to

                        Subsidiaries similar rights and are adequate and sufficient for the continuing conduct of the business as now conducted by KCS and the Subsidiaries.

        10.4    Fixed Assets (Sachanlagen)/Inventory
                (Vorratsvermogen)/Accounts Receivable (Forderungen)

                10.4.1 The fixed assets owned or leased by KCS and the Subsidiaries have been properly maintained and are in good condition taking into account ordinary wear and tear.

                10.4.2 The quality of the inventory of KCS and the Subsidiaries complies with the usual quality of the products which are traded in the market in which KCS or the respective Subsidiary does business except for any obsolete item of the inventory which has been written off or written down in accordance with the principles set forth in Annex 9.1.

                10.4.3 Unless provided otherwise in Annex 10.4.3, all notes and accounts receivable recorded on the Final Pro Forma Consolidated Closing Balance Sheet (i) are bona fide claims against debtors for sales or other charges and
                        (ii), to the Sellers' best knowledge, they are not subject to any valid defences, set-offs, or counterclaims, except to the extent of the reserves therefor recorded on the Final Pro Forma Consolidated Closing Balance Sheet.

        10.5    Real Property

                Sections 6.1.1 and 6.1.2 accurately reflect all encumbrances existing in respect of the Real Property which are to be registered in the land register in section (Abteilung) II and
                III. There are no duties payable for the development of the Real Property (ErschlieBungsbeitrage) which are due for payment and no works have been carried out which entitle any authority to impose any such duties upon the owner of the Real Property.

        10.6    Financial Situation

                10.6.1 Equity of KCS and Subsidiaries as of December 31, 1996/ January 1, 1997

                        The Final KCS Opening Balance Sheet and the Final Subsidiaries' Balance Sheets will show equity (as defined in accordance with applicable law) at least in the following amounts:



        Subsidiary              total equity            equity held by Sellers
                                                          ("Sellers' Equity
                                                                Amount")
        KCS             DM              33,000,000              33,000,000      (100%)
        KCS Hungary     DM               3,444,709               3,444,709      (100%)
        KCS Italy       Lira         7,539,104,906           4,900,418,188.9     (65%)
        KCS Trim        Rand             5,684,355               2,899,021.1     (51%)
        KCS Sewing      Rand             2,232,299               1,138,472.4     (51%)
        RR Leder        DM               1,163,479               1,163,479      (100%)
        KCS Brazil      R$               3,170,670               3,170,670      (100%)



10.6.2  Consolidated Net Debt

        The consolidated net debt as of the Closing Date calculated in accordance with Section 9.1 will not exceed the amount set forth in Annex 10.6.2 due to transactions outside the ordinary course of business.


10.6.3  Contribution Balance Sheet

        The Contribution Balance Sheet has been prepared in accordance with generally accepted accounting principles under the German Commercial Code (Sections 238 et seq., 243 German Commercial Code - HGB) as consistently applied for KRC as the former owner of the Just-in-Time Business and in accordance with the evaluation principles set forth in Annex 9.1.


10.6.4  Subsidiaries' Balance Sheets

        The Subsidiaries' Balance Sheets have been prepared in accordance with generally accepted accounting principles in the respective jurisdiction as consistently applied for the respective Subsidiary, i.e. similar circumstances have been accounted for in the same manner as in the balance sheets as of December 31, 1995. For purposes of preparing the Pro Forma Consolidated Balance Sheets the Subsidiaries' Balance Sheets will be adjusted in accordance with the consolidation principles set forth in Annex 9.1.

        10.6.5  Intercompany Finance

                As of the Closing Date KCS or any of the Subsidiaries is not liable for any obligations of Sellers or those corporations or entities affiliated with them within the meaning of Section 15 et seq. Stock Corporation Act (Aktiengesetz) (the "Affiliates" or individually "Affiliate") and KCS Brazil neither borrows nor lends any money to KRB, or to AUTO COMERCIO E INDUSTRIA ACIL LTDA.

10.7    Employees / Shop Agreements, Collective Bargaining
        Agreements / Pensions

        10.7.1  The employment contracts of all employees listed in Annex
                10.7.1 were transferred to KCS in connection with the contribution of the Just-in-Time Business from KRC to KCS. Unless stated otherwise in Annex 10.7.1(A), no employee has objected to the assignment of his or her employment contract to KCS and except for the employees listed in Annex 10.7.1 there are no employees whose employment agreements have been transferred from KRC to KCS.

        10.7.2 Unless provided otherwise in Annex 10.7.2, KCS and the Subsidiaries have not made any pension promises to its employees and have neither with their employees nor with the works council (Betriebsrat) of KCS or KRC as the former owner of the Just-in-Time Business or any other body representing employees' interests entered into any agreements providing for profit sharing, Christmas gratification (Weihnachtsgeld), holiday contributions (Urlaubsgeld), severance payments or special remunerations (Sondervergutungen). Moreover KCS and the Subsidiaries are not a party to a shop agreement (Betriebsvereinbarung) or a collective bargaining agreement (Tarifvertrag) which is not expressly listed in Annex 10.7.2. To the best of Sellers' knowledge no working place guarantees have been given other than those given in the shop agreements or collective bargaining agreements listed in Annex 10.7.2.

                The pension reserves (Pensionsruckstellungen) shown in the Contribution Balance Sheet of KCS as of January 1, 1997 have been properly made in accordance with Section 6a of the German Income Tax Code (Einkommensteuergesetz); notwithstanding the foregoing in respect of pensions granted to the employees of KCS and any of the Subsidiaries KCS and the Subsidiaries have taken all actions required under any pension promise and applicable law.

10.8 Environmental Law

        10.8.1 The real property, plants and buildings owned by PKG, KCS, if any, and the Subsidiaries are free from and do not cause Environmental Damage. Environmental Damage shall mean any pollution of or the condition of, air, ground, soil, ground- and surface-water and buildings which violates any provision of applicable private or public law or does not comply with legal requirements, taking into account local standards.

        10.8.2 None of KCS or the Subsidiaries have any actual or contingent liability with respect to clean up, remediation, removal or abatement of any facility into which any waste or by-product of such company has been directly or indirectly sent for storage, disposal or recycling.

        10.8.3 The current business operations of KCS and the Subsidiaries have not resulted in the commencement of proceedings against KCS or KRC as its predecessor or any of the Subsidiaries for violation of any legal provisions in respect of environmental protection. KCS and the Subsidiaries have taken adequate measures to comply in all material respects with the legal provisions applicable to them in respect of environmental protection laws.

10.9    Compliance with Law

        KCS and the Subsidiaries do not materially violate any administrative laws or regulations or rights of third parties in a way which is likely to impair, taking into account local standards, the ability to continue their respective business as presently conducted.

10.10   Governmental Approvals, Licenses and Permits

        KCS and the Subsidiaries are in possession of all governmental approvals, licences and permits necessary for the operation of their respective business as it is currently conducted. These approvals, licences and permits are in full force and effect. To the best of Sellers' knowledge the business of KCS and its Subsidiaries have been conducted in all material respects in compliance therewith.

    10.11 Product Liability

          All products manufactured and distributed by KCS and the Subsidiaries were manufactured in a way which does and will not result in product liability. Unless provided otherwise in Annex 10.11, third parties have not asserted or threatened to assert any claims based on a contractual or non-contractual product liability against KCS or Sellers as partners of KCS or any of the Subsidiaries, and to the best of Sellers' knowledge there are no circumstances which could lead to any such claims.

    10.12 Litigation

          Except for the lawsuits listed in Annex 10.12 and except for lawsuits with a value (Gegenstandswert) of less than DM 50,000 in any individual case and no more than DM 500,000 in the aggregate, neither KCS nor any of the Subsidiaries is as of the execution of this Agreement involved in court proceedings (including arbitration) either as plaintiff or defendant. Except for the proceedings listed in Annex
          10.12 Sellers are not aware of any pending administration proceedings or investigations of public authorities against KCS or any of the Subsidiaries.

    10.13 Intellectual Property Rights

          10.13.1 To the best of Sellers' knowledge, neither KCS nor any of the Subsidiaries infringes any intellectual property rights of third parties and, to the best of Sellers' knowledge, there is no unauthorised use by any person of any intellectual property rights or confidential information owned or used by any of the Subsidiaries. However, KCS Italy has infringed in the past the trademark "RECARO". Sellers will ensure that Purchaser will not be held liable by Sellers or any of their Affiliates for any such infringement which has accrued prior to the Closing Date.

          10.13.2 Unless provided otherwise in Annex 10.13.2, the intellectual property rights transferred in accordance with Article 18 are sufficient for the continuing conduct of the business as now conducted by KCS and its Subsidiaries and there are no licenses including sub-licenses granted to third parties with regard to these intellectual property rights.



        10.13.3 The patents transferred in accordance with Section 18.1 by KRC are:

                (a) validly existing and registered or applied for registration as set forth in Annex 18.1.1 and 18.1.2 hereto;

                (b) owned by KRC which has full power to transfer or to license them;

                (c) to the best of Sellers' knowledge free of any legal defects such as, e.g., the dependency on a patent owned by a third party or a third party's right of prior use;

                (d) to the best of Sellers' knowledge free of any technical deficiencies of the inventions of which they are based;

                (e) to the best of Sellers' knowledge free of any validly existing patent protection obtained by a third party for any of the inventions on which they are based;

                (f) to the best of Sellers' knowledge free of dependencies, i.e. overlapping in the scope of protection, to other patents and patent applications which are presently owned by KRC and which are not to be transferred to KCS;

                (g) to the best of Sellers' knowledge not infringed by any third party.

        10.13.4 Annex 10.13.4 contains full details of all licenses and other agreements relating to intellectual property rights to which KCS or any of the Subsidiaries is a party (whether as licensor or licensee) or which relate to any intellectual property right owned by any of the Subsidiaries and those licenses and agreements are in full force and effect and are, to the best of Sellers' knowledge, not in jeopardy and sufficient for the continuing conduct of the business as now conducted by the Subsidiaries.

                        10.13.5 The current projects which are listed in Annex
                                1 to the Framework Services Supply Agreement in the Areas of Research and Development (Annex
                                19.2 to this Agreement):

                                (i) constitute to the best of Sellers'
                                knowledge all research and development programs which are necessary to satisfy all current commitments to customers;

                                (ii) are based upon contracts the performance of which has already commenced or upon contracts which have been awarded by a customer;

                                (iii) have been negotiated at arm's length and in accordance with customary industry practice;

                                (iv) have been performed and administered in a prudent and diligent manner.


                        10.13.6 Nothing contained in the agreements mentioned
                                in Article 19 shall be construed in such a manner as to override the warranties given in this Article 10.13.

                10.14 INSURANCE

                      KRC, as the former owner of the Just-in-Time Business, and the Subsidiaries have taken out insurance customary in the business conducted by KCS or the Subsidiaries. KCS and the Subsidiaries have been included in the existing insurance policies which are adequate to meet the risks insured and are customary for the business conducted by KCS. The policies listed in Annex 10.14 which are material for the business of KCS and the Subsidiaries are in full force and effect.

                10.15 Changes Since January 1, 1997

                      None of the following events have occurred since January 1, 1997 until Closing Date (except for events listed in Annexes 10.15.1 to 10.15.6):

                10.15.1 material adverse change in the financial situation of KCS or the Subsidiaries;

                10.15.2 extraordinary damages or losses outside the ordinary course of business which exceed DM 500,000 in any individual case or DM 1,000,000 in the aggregate;

                10.15.3 subject to the reservation provided in Section 10.19,
                        2nd paragraph, extraordinary termination of a contract having a material adverse effect on the business or the financial situation of KCS or any of the Subsidiaries;

                10.15.4 transactions outside the ordinary course of business, in particular

                        (a) KCS and each of the Subsidiaries have not paid its creditors within the times agreed with them;

                        (b) no asset of a value or price in excess of DM 500,000 has been acquired or disposed of or agreed to be acquired or disposed of by KCS or any of the Subsidiaries, and no contract involving expenditure by KCS or any of the Subsidiaries in excess of DM 500,000 annually has been entered into by KCS or any of the Subsidiaries;

                        (c) no event has occurred which is likely to give rise to a tax liability to KCS or any of the Subsidiaries on deemed (as opposed to actual) income, profits or gains or which results in KCS or any of the Subsidiaries becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person disregarding events within the ordinary course of business;

                        (d) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of KCS or any of the Subsidiaries prior to its normal maturity date;

                        (e) KCS or any of the Subsidiaries has suffered any labor dispute and there are not pending or threatened labor disputes, strikes or work stoppages or slowdowns;

                10.15.5 No monies have been withdrawn (entnommen) from KCS or
                        RR-Leder. No dividend or other distribution of profits or assets has been declared, made or paid or agreed to be declared, made or paid by any Subsidiary with respect to profits generated since January 1, 1997;

                10.15.6 KCS has not granted employees who have been hired
                        since January 1, 1997 protection against termination in excess of statutory law; further, any such newly hired employees have not been granted a gross salary (excluding social security contributions) in excess of DM 100,000 (in words: Deutsche Mark one hundred thousand).

        10.16   Taxes and Social Security Contributions

                KCS and the Subsidiaries have filed all necessary tax returns in time and have paid all Taxes assessed by the competent authorities in the past when due. All social security contributions due and payable with respect to the period until the Closing Date have been paid or have been sufficiently provided for in the Final Financial Statements. "Taxes" shall mean any direct and/or indirect charges by the governmental authorities and/or any direct or indirect fiscal and/or financial public burdens (i.e., Zolle, Steuern, Abgaben, Gebuhren) on the respective company's business, respective company's assets and respective company's income.

        10.17   Material Contracts

                Subject to Section 12.2 Annex 10.17 includes a complete and correct list of all customers with which KCS or the Subsidiaries have a customer relationship as of the date when this Agreement is notarized and, further, a list of all contracts with third parties other than customers and suppliers (the "Material Contracts") with an annual value of DM 500,000 or an equivalent value in foreign currency or a total value of DM 1,000,000 or an equivalent value in foreign currency. The total value of a contract with an indefinite term shall be determined under the assumption that the contract will be terminated with effect to the next possible date by giving notice in accordance with the terms and provi-
        sions of the relevant Material Contract. To the extent any of the Material Contracts have been concluded by KRC prior to January
        1, 1997, the respective Material Contract has been effectively transferred to KCS prior to the notarization of this Agreement. All Material Contracts are in full force and effect. No counterparty to a Material Contract has threatened as of the date when this Agreement is notarized to terminate the Material Contract and no customer has threatened as of the date when this Agreement is notarized to terminate the existing customer relationship.

10.18   No Brokers and Finders

        Except for Drueker & Co. whose fee shall be borne by Sellers in accordance with Section 21.1 Sellers have not retained the services of any broker or finder in connection with the transactions contemplated herein.

10.19   No further Warranties

        Sellers do not give any explicit or implied warranty in respect of KCS, the Subsidiaries, EAS or JCA Mexico other than those given in Section
        10.1 through Section 10.18. Purchaser has been given the opportunity to inspect the business of KCS and the Subsidiaries, and the condition of the assets which are owned by KCS.

        For the avoidance of doubt nothing stated in Section 10.1 through
        Section 10.18 or in any other provision of this Agreement shall be construed to the effect that Sellers warrant the continuity of the relationships of KCS and the Subsidiaries to any of its customers beyond the date when this Agreement is notarized. Section 10.17 last sentence shall remain unaffected.


                                  ARTICLE 11
                                   REMEDIES

11.1 Upon written demand of Purchaser, Sellers will hold Purchaser, subject to the limitations provided in this Agreement, harmless from any damage Purchaser suffers as a result of any incorrect or incomplete warranty given by Sellers in Article 10 of this Agreement.

11.2 In case of a demand by Purchaser in accordance with Section 11.1 Sellers shall, at their option, either hold Purchaser harmless

                11.2.1 by way of restitution in kind, i.e. by establishing the situation corresponding to the warranty or the provision which was breached, provided, however, that such restitution in kind does not interfere with the ordinary conduct of the business of KCS or, as the case may be, any Subsidiary, or

                11.2.2  by way of payment of damages.

                If Sellers elect to pay damages in accordance with Section
                11.2.2 such damages shall be determined and calculated on the basis of the amount necessary to put Purchaser in the position it would have been in had the warranty been correct and complete.

                In case of a breach of Section 10.8.1 the amount necessary to remediate the Environmental Damage and in case of a breach of
                Section 10.8.2 the amount necessary to hold KCS or any of the Subsidiaries harmless against any liability referred to in such Section shall be payable as damages. The aforementioned obligations of Sellers exist irrespective of whether or not any authority or other third party have required Purchaser to remediate the Environmental Damage or to take any actions which are described in Section 10.8.2.

                Purchaser may not claim from Sellers damages for lost profit (entgangener Gewinn).

                Damages will not be paid to the extent that Purchaser or any of its Affiliates (including KCS or any of the Subsidiaries) is entitled to receive payment under an insurance policy or indemnification from third parties. In addition, damages will not be paid to the extent any circumstances which may otherwise constitute a breach of a warranty are expressly reserved for or otherwise provided for in the Final Pro Forma Consolidated Closing Balance Sheet, or to the extent they are not reserved for or otherwise provided for in the Final Pro Forma Consolidated Closing Balance Sheet in accordance with the principles set forth in Annex 9.1 if the lack of such reserve or provision has been unsuccessfully raised by the Purchaser as an objection in accordance with Section 9.3.

        11.3    Purchaser shall only be entitled to assert claims under this
                Article 11 if they exceed the amount of DM 50,000 in each individual case. This de minimis exception does not apply to claims referring to the same breach of warranty which are less than DM 50,000 (in words: Deutsche Mark fifty thousand) in an individual case, but more than DM 50,000 in the aggregate provided that the circumstances on which any such claims are based are similar in nature. Purchaser shall furthermore only be entitled to assert claims once the aggregate amount of all claims asserted by Purchaser - de minimis claims of up to DM 50.000 only to be included in accordance with the foregoing provision - exceeds DM
                300.000 (in words: Deutsche Mark three hundred thousand). In this case all claims including de minimis claims may be asserted in full provided, however, that the maximum amount for which Sellers may be held liable under this Agreement amounts to 40% (in words: fourty percent) of the Purchase Price.

        11.4 In addition to Section 11.3 the following limitations apply to damages resulting from a breach of the warranties set forth in
                Section 10.6.1 and 10.6.2:

                11.4.1 Any amounts resulting from an excess or a shortfall of the portion of the equity held by Sellers in KCS and/or any of the Subsidiaries with respect to the Sellers' Equity Amounts guaranteed in Section 10.6.1 shall be converted into DM at the currency rates stated in Annex
                        11.4.1 ("Final exchange rates per 31.12.1996") and subsequently set off against one another. If the resulting net amount is positive, Purchaser shall not be entitled to any damages, and Sellers shall not be entitled to demand an increase of the Purchase Price.
                        If the net amount is negative, such amount shall be payable as damages. If Sellers claim damages under this
                        Section 11.4.1 the equity shown in the KCS Opening Balance and/or the Subsidiaries' Balance Sheet and the consolidated equity in the Pro Forma Consolidated Opening Balance Sheet shall be adjusted accordingly for the purposes of adjusting the Purchase Price as provided for in Sections 9.9.1 and 9.9.2.

                11.4.2  In case of a breach of the warranty given in Section
                        10.6.2 Purchaser shall only be entitled to damages if it is able to show that

                        (i)     it has suffered a damage within the meaning of
                                Section 249 German Civil Code et.seq., in particular that the disadvantages or detriments resulting from the increase in debt are not offset by benefits resulting from the acquisition of assets financed with such additional debt (Vorteilsausgleichung);
                                and

                        (ii) the damage resulting from such breach will not be remedied under any other provisions of this Agreement, in particular Section 9.9.2.

        11.5 Purchaser is aware that Johnson Controls Holdings, Inc. as the other shareholder in JCA Mexico (cf. Section 2.3) and the other shareholders in KCS Trim and in KCS Sewing may acquire the shares held by the respective Seller in such company by virtue of exercising the preemptive right provided for it in the respective agreement. In case any of the shareholders in any of the aforementioned companies exercises its preemptive right and is entitled to exercise such preemptive right in accordance with applicable law, the damages which can be claimed by Purchaser against Sellers shall be equal and limited

                (i) in respect of JCA Mexico to the amount of such part of the Purchase Price which is allocated to the sale of the shares in JCA Mexico in accordance with Section 7.2.7,

                (ii) in respect of KCS Trim and in respect of KCS Sewing to the amount which the other shareholders must pay in connection with the exercise of the aforementioned preemptive right pursuant to the relevant joint venture agreement as of the date of the notarization of this Agreement.

                Any amount owed by any of the shareholders in any of the aforementioned companies to KCS in connection with or as result of the exercise of the preemptive right shall be credited against the relevant aforementioned amount.

                Any damage suffered by Purchaser in connection with the above shall not be included into the calculation of the maximum amount for which Sellers may be held liable under this Agreement in accordance with Section 11.3, last sentence.

        11.6 If any competent antitrust authority interdicts the transfer of any of the Subsidiary Shares to Purchaser by a final and unappealable decision, the damages which Purchaser is entitled to claim shall be equal to and limited to the amount of the Purchase Price allocated to such Subsidiary Shares in Section
                7.2. Such damages shall not be included into the calculation of the maximum amount for which Sellers may be held liable under this Agreement in accordance with Section 11.3, last sentence.

                11.7 With respect to circumstances which are known to Purchaser at the date on which this Agreement is notarized, all claims shall be excluded. The contents of all documents which were available for inspection in the data room of KCS in Kaiserslautern as well as all documents passed on to Purchaser, its representatives and its advisors in form of a CD-Rom or otherwise are deemed to be known to Purchaser. Purchaser was given the opportunity to inspect such documents. The list of documents which were available for inspection in the data room and on the CD-Rom as well as a list of all other documents which are deemed to be known to Purchaser are attached to this Agreement as Annex 11.6. In addition to the documents forming part of Annex 11.6, the two letters from Dorbyl Ltd. both dated May 9, 1997, the letter of Automotive Leather Company Rosslyn sent on May 5, 1997 (all of which letters were sent to Mr. Konstantinou) as well as the list of documents attached as
                Exhibit I to this agreement are deemed to be known by the purchaser. At the date of execution of this Purchase Agreement Purchaser is not aware of any matter or event which would give rise to a claim because of a breach of warranty or untrue representation of Sellers.

        11.8 To the extent that representations and warranties are qualified by reference to the best of Sellers' knowledge, exclusively the Knowledge of Mr. Ulrich Putsch and G. Konstantinou, and the Knowledge of the following persons, however, limited to the area of competence specified in each case in the parenthesis shall be attributed to the respective
                Seller: Dr. Karl-Heinz Nattland (Finance), Dr. Volkmar Schneider (Legal and Insurance), A. Schwarz (KCS Hungary), H.-S. Bull (Personnel), H. Roschmann (Sourcing and Inventory), K. Ackermann (Distribution and Marketing), J. Walerowski (Controlling/Finance), KuBmann (Research and Development), J. Kratzmann (Plant Bremen), F. Duck (Plant Besigheim). "Knowledge" shall mean all circumstances which Sellers know or should have known after due inquiry.

        11.9 Sellers shall be jointly and severally liable for all claims of Purchaser arising under this Agreement. Sellers can be held liable exclusively for breaches of any obligation, warranty or undertaking contained or given in this Agreement and, to the extent explicitly provided for in this Agreement, exclusively in accordance with the provisions of this Agreement. Any other claims in accordance with statutory law and claims based upon precontractual duties including, without limitation, claims for rescission (Wandelung), reduction of the Purchase Price (Miderung) as well as claims based on torts (unerlaubte Handlung) or precontractual liability (culpa in contrahendo) are excluded, unless they are based on wilful (vorsatzlich) misconduct of Sellers.

        11.10   The statute of limitations (Verjahrung) for claims under this
                Article 11 shall run as follows:

                11.10.1 claims for legal defects within the meaning of Section
                        434 German Civil Code (BGB) relating to the Sold Interests shall be barred (verjahrt) 10 years from the date of signing of this Agreement;

                11.10.2 claims with respect to a breach of the warranty stated
                        in Section 10.16 (Taxes and Social Security
                        Contributions) or based on the indemnity given in
                        Section 13.2 shall be barred after a period of six months beginning with the date on which the relevant assessment of Taxes becomes final and unappealable;

                11.10.3 claims with respect to a breach of the warranty stated
                        in Section 10.8 (Environmental Law) shall be barred six months after the Closing Date;

                11.10.4 claims with respect to a breach of the warranty stated
                        in Section 10.11 (Product Liability) shall be barred five years after the Closing Date;

                11.10.5 all other claims shall be barred on May 31, 1999;

                11.10.6 the statute of limitations shall be interrupted
                        (unterbrochen) or extended (gehemmt) in accordance with the applicable provisions of German law. If Purchaser notifies Sellers in accordance with Section 23.6, the statute of limitations applicable to the respective claim in accordance with Sections 11.10.1 - 11.10.4 shall not continue to run until a period of six months has expired beginning with the date when Sellers have received the notification.


                                   ARTICLE 12
                     UNDERTAKINGS OF SELLERS AND PURCHASER

        12.1 Subject to applicable statutory and contractual provisions Sellers undertake to ensure that the businesses of

                KCS and of the Subsidiaries will be continued in the normal course of business during the period between the date when this Agreement is signed and the Closing Date, and that Purchaser has appropriate access to the management of KCS and the Subsidiaries during this period of time.

        12.2 Sellers undertake that, during the period between the date when the Agreement is signed and the Closing Date, without the prior consent of Purchaser which shall, however, not unreasonably be withheld:

                12.2.1 None of the Subsidiaries shall (i) declare any dividend or make any distribution with respect to its capital stock or (ii) sell, lease, transfer, encumber or dispose of any of its properties or assets, otherwise than in the ordinary course of business;

                12.2.2 neither KCS nor any Subsidiary shall enter into joint venture, partnership or other similar agreements;

                12.2.3 neither KCS nor any Subsidiary shall (i) enter into an agreement with a term of more than three years and with a value of more than DM 1 Mio. or (ii) change, amend, terminate or otherwise modify any material contract with a value of more than DM 10 Mio.;

                12.2.4 neither the Sellers themselves nor KCS nor any of the Subsidiaries shall take any action which would not allow Sellers to make a representation set forth in
                        Article 10 at the Closing Date.

        12.3 Sellers undertake to have KRV transfer the employment contract of the person listed in Annex 12.3 to KCS with effect as from the Closing Date together with all rights and obligations outstanding thereunder as of the Closing Date; Purchaser hereby agrees to such transfer.

        12.4 Sellers undertake to submit to Purchaser on the Closing Date a status report specifying which of the subsidiaries referred to in Section 2.1.1 to 2.1.4 have been transferred to KCS and, with respect to those which have not yet been transferred, specifying the actions which still have to be taken. Sellers undertake to take all actions necessary to complete such transfers.

        12.5 Sellers and their Affiliates will not reclaim tools of which they are the owner but which were leased to KCS Italy by giving less than six months' notice to the end of twelve months after the Closing Date, unless KCS Italy increases the prices charged to Sellers or any of their Affiliates for products manufactured with the help of such tools or unless KCS Italy repeatedly supplies to Sellers or their Affiliates products which do not meet the standards customary in the market. In the event that the tools are still needed for the manufacturing of products sold by KCS Italy they may only be reclaimed if KCS Italy is offered the supply of the components which it used to manufacture with the help of the tools on terms and conditions then prevailing in the market.

        12.6 Purchaser undertakes to terminate the subcontract with RECARO GmbH & Co., Kirchheim, ("REC") regarding the manufacturing of the seats for the 986, 996 Porsche models in REC's plant in Kirchheim only with six months' notice and not effective prior to April 1, 1998. During the term of the subcontract REC and KCS shall have reasonable access to all data and information which are relevant for the performance of the subcontract and are in the possession or known only to either of them.

        12.7 Purchaser undertakes neither to move the registered office of KCS from Bremen to Kaiserslautern nor to set up any office of a company or a division which has "KEIPER" in its name in Kaiserslautern or within 70 (seventy) kilometers of the city limits of Kaiserslautern for a period of five years beginning with the Closing Date provided, however, that

                12.7.1 Purchaser is granted a period of six months beginning with the Closing Date to have KCS's employees currently working in the technical center of KCS in Kaiserslautern move to new office premises in Kaiserslautern if Purchaser elects to set up an office under a name not containing "KEIPER" in Kaiserslautern;

                12.7.2 Purchaser is granted a period of one year beginning with the Closing Date to have KCS's employees currently working in the technical center of KCS in Kaiserslautern move to new office premises if Purchaser elects to set up an office under a name containing "KEIPER" in an area more than 70 (seventy) kilometers off the city limits of Kaiserslautern.

        12.8 Purchaser undertakes that either Purchaser itself or, as the case may be, its nominee assumes all rights and obligations under the stock purchase agreement with JCA Mexico.

        12.9 Purchaser undertakes to take all actions required or useful to have the name "RECARO" removed from the name of KCS Hungary and KCS Italy, unless such name change has already been effected as of the Closing Date.

        12.10 Purchaser undertakes to cause KCS and any of the Subsidiaries not to distribute without a licence any product under the trademark "RECARO" or "KEIPER" after the Closing Date, unless compliance with this undertaking would require the modification or substitution of any tools used in the production of KCS or any of the Subsidiaries in which case a grace period of six months will be granted.

        12.11 Purchaser shall grant Sellers and KRE free of charge for the time period until the Closing Date all reasonable support which is required to manage the business of EAS if such support is necessary and requested by Sellers.

        12.12 For a period of five years from the Closing Date KRC shall fill orders from KCS for the supply of products of the kind offered by KRC to its customers subject to KRC's production capacity for prices to be negotiated between KRC and KCS from time to time. However, KRC shall not arbitrarily (willkurlich) increase prices or arbitrarily refuse to supply any products ordered by KCS.

        12.13 Purchaser undertakes to procure insurance for product liability risks arising in respect of products manufactured after the Closing Date. Sellers shall have the right to inspect Purchaser's insurance policy. If Sellers should come to the conclusion that the insurance policy does not provide for sufficient protection in respect of products manufactured through the Closing Date Sellers and Purchaser shall cooperate in good faith enabling Sellers to take out insurance for such time period at their cost at a premium which is as low as reasonably possible; this includes the transfer of Sellers' existing insurance to Purchaser against reimbursement of premiums payable under the insurance policy transferred.

                                   ARTICLE 13
                          TAX AUDITS AND TAX INDEMNITY

        13.1 Sellers and their auditors are entitled to participate in tax audits of KCS and the Subsidiaries, to the extent that such tax audits refer to fiscal years through December 31, 1997. Purchaser will inform Sellers duly in advance of any tax audits of the aforementioned kind. Purchaser shall assist Sellers in filing remedies (Einspruch) with the tax authorities or in filing an action against the tax authorities in the tax court (Finanzgericht) in respect of tax assessments (Steuerbescheide) referring to fiscal years through December 31, 1996 and the period thereafter until the Closing Date. Sellers will pay the costs and expenses accruing in connection with remedies and actions of the aforementioned kind. Sellers shall make available to Purchaser all documents or information which Purchaser reasonably requires in order to file remedies with the tax authorities or to file an action against the tax authorities in the tax court in respect of tax assessments referring to periods after the Closing Date.


        13.2 In the event that Taxes including any interest or penalties become due for and payable by KCS or any Subsidiary for fiscal years through December 31, 1996 which have not been sufficiently provided for in the Final Subsidiaries' Balance Sheets and/or in the Final Pro Forma Consolidated Opening Balance Sheet Sellers shall indemnify KCS and the relevant Subsidiary therefor, however, where KCS does not hold 100% in any Subsidiary, limited to the percentage held by KCS; the same shall apply to any Taxes becoming due for and payable by KCS or any Subsidiary for the period from January 1, 1997 up to the Closing Date to the extent that such tax payment were not provided for in the Final Pro Forma Consolidated Closing Balance Sheet.

                        For the avoidance of doubt it is hereby agreed that the
                provisions of Section 11.3 shall not apply to claims under this
                Section 13.2.


                                   ARTICLE 14
                      INFORMATION, CONDUCT OF PROCEEDINGS,
                                ACCESS TO FILES

        14.1 Purchaser shall ensure that Sellers will be promptly and fully notified of any claim of Purchaser under this Agreement. A failure to notify Sellers of such claim does not affect Purchaser's right to damages to the extent that the damage has not increased due to such failure. Purchaser shall make available to Sellers copies of all relevant documents which Sellers may reasonably request in order to defend themselves against such claim. Without Sellers' prior consent which shall not be unreasonably withheld Purchaser may not enter into a settlement (Vergleich), waiver (Verzicht) or acknowledgement (Anerkenntnis) as a result of which Purchaser would be entitled to indemnification under Article 11.

14.2 Purchaser shall ensure that Sellers are granted in accordance with their reasonable request access to all files, documents and information useful in the context of

        14.2.1 the defence against potential claims of Purchaser against Sellers under this Agreement, or

        14.2.2 tax assessments against Sellers or any person or entity holding an interest in any of the Sellers, or

        14.2.3 other documents and information which are otherwise reasonably required by Sellers.

                                  ARTICLE 15
                          INDEMNIFICATION IN CASE OF
                          PERSONAL LIABILITY OF KRC

15.1 Purchaser undertakes that it will not take any action which may result in a revival of personal liability of KRC for obligations of KCS pursuant to Section 172 (4) of the German Commercial Code (HGB).

15.2 Purchaser will indemnify and hold harmless KRC or its partners from and against any damage and any expenses (including legal costs and expenses) which any of them may incur as a result of a personal liability which has arisen due to actions referred to in Section 15.1.

                                  ARTICLE 16
                           COVENANT NOT TO COMPETE

16.1 Basic Rule. For a period of five (5) years commencing as of the Closing Date (the "Non-Compete Period"), Sellers and their Affiliates shall not compete, either directly or indirectly, with KCS, the Subsidiaries, EAS or any of their respective successors in the rendering of research and development services for third parties, production, and supply of complete seats for the original equipment of non-commercial vehicles (PKW) in the respective geographical markets in which the production and distribution activities of KCS, the Subsidiaries and EAS are conducted as of the Closing Date. This basic rule shall not apply to the extent Section 16.2 through 16.7 provides for an exception.

16.2 Recaro Seats. Sellers and their Affiliates shall be permitted to develop, produce and supply complete vehicle seats bearing exclusively the RECARO trademark or characterized by typical RECARO styling elements so that the end user identifies the seat as a RECARO seat (such seats hereinafter referred to as "RECARO Seats"), provided that such RECARO Seats are not used for Non-Qualifying Vehicles produced by original equipment manufacturers ("OEMs") for which Section 16.3 shall apply. "Non-Qualifying Vehicles" shall mean all vehicle models and their respective first successor model (i) set forth in Annex 16.3.1 and, in addition thereto, the BMW E53 (SVW), the Ford Mondeo, the SAAB 640 (9.5) and the Volvo
     P066 (C90) and P2X (VNS 90) for which Purchaser or any of its Affiliates (excluding KCS, the Subsidiaries, EAS and JCA Mexico) supplies or is contracted to supply as of the Closing Date standard seating equipment in the geographical markets of Western Europe (including, without limitation, the Czech Republic and Poland) and (ii) for which KCS or any of its Subsidiaries or EAS supplies or is contracted to supply as of the Closing Date standard seating equipment in the geographical markets in which the production and distribution activities of KCS, the Subsidiaries and EAS are conducted; the car models supplied by KCS as of the Closing Date are set forth in Annex 16.3.2.

16.3 Non-Qualifying Vehicles. For each OEM, Sellers and their Affiliates shall be permitted to develop, produce and supply RECARO Seats for Non-Qualifying Vehicles up to an annual number equal to the Annual Allowance (as defined below) for such OEM. If, during any 12 month period beginning on the Closing Date, Sellers or any of their Affiliates supply RECARO Seats for Non-Qualifying Vehicles in a number which exceeds the Annual Allowance for any OEM (the "Excess RECARO Seats"), Sellers jointly and severally shall pay Purchaser for each Excess RECARO Seat, an amount equal to 80% of the incremental profit on such Excess RECARO Seat that Sellers or any of their Affiliates are entitled to receive in accordance with the applicable supply contract for the Non-Qualifying Vehicle. For the purposes of this paragraph, "incremental profit" is defined as Sellers' or their Affiliates' average earnings before taxes per RECARO Seat multiplied by the number of Excess RECARO Seats.

        For each OEM (other than Porsche), the "Annual Allowance" shall be the higher of (i) the number of RECARO Seats supplied by Sellers and their Affiliates (not including KCS, the Subsidiaries, EAS and JCA Mexico) for Non-Qualifying Vehicles manufactured by such OEM during the last
        12 months prior to the Closing Date and (ii) the number of RECARO
        Seats for which Sellers or their Affiliates (not including KCS, the Subsidiaries, EAS and JCA Mexico) have a contract to supply RECARO Seats for Non-Qualifying Vehicles to be manufactured by such OEM during the 12 months commencing on the Closing Date, provided that if no specific amount of RECARO Seats is specified pursuant to a contract referred to in this clause (ii), then the Annual Allowance shall be the number of RECARO Seats supplied under the relevant supply contract within twelve months following the Closing Date; the alternative provided in (ii) shall, however, only be available to the extent it does not lead to a supply of RECARO Seats for Non-Qualifying Vehicles in respect of all OEMs which exceeds the total number of all RECARO Seats supplied to all OEMs for Non-Qualifying Vehicles during the last 12 months prior to the Closing Date by more than 20% (the "120% Rule"). The Annual Allowance for Porsche shall be 4,000. Sellers shall notify Purchaser on a quarterly basis of the number of RECARO Seats supplied in accordance with Section 16.3 and shall have the burden of proving that such sales are not in excess of the Annual Allowance. Unless the 120% Rule provides otherwise, the Annual Allowance is specific for each OEM and cannot be transferred among OEMs.

        RECARO Seats supplied as follows shall not count towards the Annual
        Allowance:

16.3.1 RECARO Seats supplied by Sellers or their Affiliates which have been manufactured by Purchaser or its Affiliates (including KCS, the Subsidiaries, EAS and JCA Mexico) on behalf of Sellers or their Affiliates; or

16.3.2 RECARO Seats supplied as optional seating equipment ("Sonderausstattung") provided, however, that none of the following alternatives is applicable: (1) An OEM offers the RECARO Seats as optional seating equipment together with other optional car equipment as part of a package at a reduced price; (2) the number of cars of a certain car model sold by an OEM vehicle manufacturer with the optional seating equipment exceeds during any period of six calendar months the number of cars of that certain car model sold with the standard seating equipment; (3) an OEM offers a car model with a standard equipment which includes RECARO Seats at a fixed price and grants the customer the option to reduce the fixed price by choosing a seating equipment which is cheaper than the RECARO seats ("delete-option").


                After 42 months from Closing Date, Sellers and their Affiliates shall be entitled to develop, produce and supply an unlimited amount of RECARO Seats for the Non-Qualifying Vehicles set forth on Annex 16.2.1; the term of the Non-Compete Period provided in Section 16.1 shall be modified thereby.

        16.4 Hardware Seat Structures. For the term of the Non-Compete Period, Sellers and their Affiliates shall not develop, produce or supply either directly or indirectly, hardware structures to be incorporated in non-commercial vehicle seats (Sitzstrukturen) which were specifically designed for non-commercial vehicle seats sold by KCS or its Subsidiaries or structures with similar features ("SEAT STRUCTURES") to competitors of KCS, its Subsidiaries or their respective successors, if such Seat Structures will be incorporated into seats to be offered or sold by that competitor to any OEM vehicle manufacturer for installation in the same vehicle model or its first successor model which constitutes the subject matter of a supply relationship already existing or agreed upon in a contract with KCS or its Subsidiaries as of the Closing Date of this Purchase Agreement (such supply relationship is hereinafter referred to as the "KCS CLOSING SUPPLY RELATIONSHIP") or, in the case of the first successor model, of a future supply relationship (such future supply relationship is hereinafter referred to as the "KCS SUCCESSOR SUPPLY RELATIONSHIP" or together with the KCS Closing Supply Relationship the "KCS SUPPLY RELATIONSHIP"), provided, however, that Sellers and their Affiliates may supply to competitors Seat Structures to be incorporated into seats of models,

                        (i)     with respect to which the KCS Supply
                                Relationship has been terminated or a notice of termination has been given by the respective OEM vehicle manufacturer; or

                        (ii) which are manufactured at a production facility of the respective OEM vehicle manufacturer which is not the subject matter of a KCS Supply Relationship.

                Moreover, Sellers and their Affiliates as suppliers of Seat Structures agree, for the term of the Non-Compete Period, not to participate, either directly or indirectly, in the bidding of any competitor of KCS, its Subsidiaries or any of their respective successors for the supply of seats to an OEM vehicle manufacturer when such bid shall be submitted in competition for award of any KCS Successor Supply Relationship if KCS or any of its Subsidiaries is participating in such bidding.

                Sellers and their Affiliates shall not be bound by the restrictions of this Section 16.4 if they are specifically and in writing requested by any OEM vehicle manufacturer which is a party to a KCS Supply Relationship and a customer of Sellers or any of their Affiliates

                        (i) to supply Seat Structures for vehicle models which are the subject matter of a KCS Supply Relationship; or

                        (ii) to participate in a bidding of any competitor for a KCS Successor Supply Relationship.

                        (iii) However, should Sellers or any of their Affiliates so supply Seat Structures in competition for any KCS Supply Relationship, it will pay Purchaser 80% of the incremental profit Sellers or any of their Affiliates receive in accordance with the relevant supply contract. The incremental profit shall be equal to Sellers' or their Affiliates' average earnings before taxes per Seat Structure supplied multiplied by the Seat Structures supplied in accordance with (i) and (ii) above.

                Nothing contained in this Section 16.4 shall prevent Sellers and their Affiliates from or limit them in supplying Seat Structures to the Sindelfingen plant of Daimler Benz at Sindelfingen, regardless of whether this plant is operated by Daimler Benz or by any other party.

        16.5 Research and Development. Sellers and their Affiliates may develop vehicle seats for production, distribution and sale and may transfer or grant any rights, including but not limited to the grant of licenses to patents and know-how resulting from such research and development activities, provided that

                16.5.1 Sellers and their Affiliates shall not engage, either directly or indirectly, in any development activities with competitors of KCS, its

                Subsidiaries or any of their respective successors during the Non-Compete Period, if the seat product in question is to be installed in the models which constitute the subject matter of a KCS Supply Relationship.

        16.5.2 For the term of the Non-Compete Period, Sellers and their Affiliates shall not, directly or indirectly, solicit offers for, nor shall they bid to provide any research and development services for competitors of KCS, its Subsidiaries or their respective successors, if the development services in question will be utilized for the purpose of competing for the award of the KCS Successor Supply Relationship.

        16.5.3 Sections 16.5.1 and 16.5.2 shall not apply if Sellers or any of their Affiliates are specifically and in writing requested by any OEM which is party to a KCS Supply Relationship and a customer of Sellers or any of their Affiliates

                (i)    to engage in development activities prohibited under
                Section 16.5.1 or

                (ii) to solicit offers or bid for contracts to provide research and development services excluded under Section 16.5.2.

                (iii) However, should Sellers or any of their Affiliates so provide research and development services in competition for any KCS Supply Relationship, they will pay Purchaser 80% of the incremental profit Sellers or any of their Affiliates receive in accordance with the relevant research and development contract. The incremental profit shall be equal to Sellers' or their Affiliates' average earnings before taxes per research and development contract entered into in accordance with (i) and (ii) above.

    16.6 Notwithstanding the terms of this covenant not to compete, KRB may continue to manufacture under the agreement attached as Annex 19.5 the complete seats for the VW Santana, complete seats for the Mercedes-Benz trucks and complete seats for the Fiat
            Tempra.

        16.7 It shall not constitute a violation of this covenant not to compete, if within the context of an acquisition of an undertaking or group of undertakings, a business is acquired by any of Sellers or any of their Affiliates which operates in the product and geographical market described in Section 16.1 above, provided, however, that (i) the gross sales of such acquired business in the last preceding fiscal year amounted to no more than 10% of the total gross sales of the undertaking or group of undertakings acquired, and (ii) during the term of the Non-Compete Period the gross sales deriving from all acquired businesses, including any internal expansion does not exceed DM 25 million in the aggregate.

        16.8    During the Non-Compete Period,

                (i) neither Sellers nor any of their Affiliates will solicit to hire any employee of Purchaser or its Affiliates, including any employee of KCS or any of the Subsidiaries without the express written consent of Purchaser;

                (ii) neither Purchaser nor any of its Affiliates will solicit to hire any employee of Sellers or their Affiliates without the express written consent of Sellers.


                                   Article 17
                           Merger Control Proceedings

        17.1 The sale of the Sold Interests pursuant to Section 3.1 (the "Notified Transaction") is subject to a pre-merger notification to the Commission. KV, KRC and Purchaser shall cooperate and provide each other with all necessary assistance to comply with this requirement.

        17.2 The notification shall be filed jointly by KV, KRC and Purchaser. KRC and KV on the one hand and Purchaser on the other hand shall keep each other fully informed of all contacts which they may have with the Commission in the context of this transaction.


                                   Article 18
                          Intellectual Property Rights

        18.1    KRC hereby assigns and transfers the patents set forth in Annex
                18.1.1 and Annex 18.1.2 to KCS effective as of the Closing Date together with all patents granted to

                KRC or applied for by KRC in other jurisdictions which have the same subject matter as the patents set forth in Annex 18.1.1 and Annex 18.1.2. The patents set forth in Annex 18.1.2 shall be licensed back to KRC in accordance with the Grant Back Licence Agreement attached as Annex 18.1.3. KRC undertakes to take all actions necessary to have the patents registered in the name of KCS. Purchaser shall bear the cost of such registration.

        18.2 KRC shall hand over to KCS the complete files of all transferred patents and/or patent application as well as all documents, certificates, grants and other papers relating to the transferred patents and all relevant correspondence and other vouchers including renewal certificates and the like relevant to the transferred patents promptly after the transfer of the patents has become effective. KRC shall render KCS technical assistance to the extent to which such assistance is necessary in order to enable KCS to make proper use of the patents transferred in accordance with Section 18.1 above. For such purpose, KRC shall make available, within a reasonable time frame and in a reasonable number, qualified personnel to KCS if so requested by KCS. All costs arising in connection with the technical assistance shall be borne by KCS.

                                   ARTICLE 19
                              ANCILLARY AGREEMENTS

        Sellers undertake that prior to the Closing Date

        19.1 KRC and KCS sign the Grant Back Licence Agreement attached as Annex 18.1.3;

        19.2 KRC and KCS sign the Framework Services Supply Agreement in the Areas of Research and Development attached as Annex 19.2;

        19.3    KRB and KCS Brazil sign the Service Agreement attached as Annex
                19.4;

        19.4    KRB and KCS Brazil sign the Royalty Agreement attached as Annex
                19.5.

        19.5 KCS Brazil and AUTO COMERCIO E INDUSTRIA ACIL LTDA sign the Supply Agreement attached as Annex 19.6.

        Purchaser hereby irrevocably grants its consent to the signing of the aforementioned agreements. The Agreements referred to in Section 19.3 thru 19.5 shall be signed in the Portuguese language. Prior to the notarization of this

        Agreement, KRV and KCS signed a Service Agreement dated March 3, 1997 providing that KRV shall render certain services specified therein to KCS which is attached as Annex 19.3.

                                   ARTICLE 20
                                   ASSIGNMENT

        Neither any of the Sellers nor Purchaser are entitled to transfer rights or obligations arising under this Agreement to a third party without the consent of the other contracting parties, except that Purchaser may assign this Agreement or any rights or obligations thereunder to any entity affiliated with it within the meaning of Article 15 German Stock Corporation Act (Aktiengest) provided that Purchaser shall continue to be jointly and severally liable for any obligation under this Agreement after the assignment.

                                   ARTICLE 21
                                TAXES AND COSTS

        21.1 Each party shall bear its own costs and expenses which it incurs in connection with the preparation, execution and implementation of this Agreement including, without limitation, all fees and expenses of their respective advisers.

        21.2 Taxes on income, profits and capital gains which may be assessed against Sellers or the partners of PKG or Purchaser in connection with this Agreement shall be borne by the respective debtor in accordance with applicable tax laws.

        21.3 All other taxes and costs in connection with the preparation, execution and implementation of this Agreement including, without limitation, notarial fees, public registration fees and fees in connection with the clearance of the transactions contemplated herein with the competent antitrust authority as well as real property transfer tax (Grunderwerbsteuer) and other transfer taxes, if any, shall be borne by Purchaser.

                                   ARTICLE 22
                                CONFIDENTIALITY

        22.1 The parties to this Agreement agree to keep confidential this Agreement or any provisions thereof and not to disclose it to third parties (including, without limitation, the press, customers, suppliers or other persons or companies in the market), except as far as they are obliged by law or applicable stock exchange regulations to disclose and give notice of the same to any governmental or administrative authority or otherwise. They will use their best efforts even in such case to ensure that, notwithstanding such mandatory disclosure and notice, confidentiality shall be maintained to the maximum extent practicable.

        22.2 The parties to this Agreement will mutually agree upon the language of an official press release and additional information to be released to the press, customers and the business community relating to the transactions contemplated by this Agreement.

        22.3 Sellers agree to keep confidential and not to disclose to any third party any business, trade, or technical secret or other non public information concerning the business of KCS and the Subsidiaries or non public information concerning the Purchaser and its Affiliates made available to them prior to the Closing Date.


                                   ARTICLE 23
                                 MISCELLANEOUS

        23.1 This Agreement is subject to and shall be construed in accordance with the laws of the Federal Republic of Germany.

        23.2 All disputes other than those referred to in Article 9 arising under or in connection with this Agreement shall be finally decided by an arbitration tribunal. For this parties shall execute on the Date when this Agreement is notarized a separate Arbitration Agreement.

        23.3 All amendments to this Agreement, including, without limitation, a change of this clause itself, must be made in writing and with the express reference to this Agreement, unless notarisation or any other form is required.

        23.4 Purchaser waives all rights and claims it might have against Drueker & Co. GmbH, Frankfurt am Main, or any of its officers or employees or Sellers' auditors' or legal counsel or other consultants who acted as advisors to Sellers (collectively referred to as the "Advisors") resulting from or in connection with the transactions contemplated by this Agreement except for claims based on wilful misconduct. This waiver vests rights in the Advisors as third party beneficiaries ("Vertrag zugunsten Dritter" within the meaning of Section 328 German Civil Code).

        23.5 Save as provided for in Section 23.4 this Agreement shall not vest any rights in third parties.

        23.6 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by facsimile transmission (with delivery confirmed and hard copy sent), sent by overnight courier (with delivery confirmed) or mailed registered or certified mail, postage prepaid

              - if to Sellers, to:

                KEIPER RECARO Verwaltungsgesellschaft mit beschrankter Haftung
                Managing Director Finance
                Dr.  Karl-Heinz Nattland
                Buchelstrasse 54 - 58
                42855 Remscheid

                Telefax:  02191 - 144 440

                with a required copy to:

                Hengeler Mueller Weitzel Wirtz
                Dr. Peter Weyland
                Bockenheimer LandstraBe 51
                60325 Frankfurt am Main
                Germany

                Telefax:  069-725773

                -       if to Purchaser or LEAR, to:

                LEAR Corporation GmbH & Co.  KG
                c/o LEAR Corporation
                Joseph F. McCarthy
                21557 Telegraph Road,
                Southfield, Michigan  48034

                Telefax:  001-810 746 1677


                with required copy to:

                Schurmane & Faylor
                Folian A. Faylor or
                Dr.  Werner Mielke, LL.M.
                Postfach 11 16 33
                Friedrich-Ebert-Anlage 2-14
                60325 Frankfurt am Main

                        Telefax:  069-741-1610
                        -----------------------

                        Winston & Strawn
                        Mr. John L. MacCarthy
                        35 West Wacker Drive
                        Chicago, Illinois 60601
                        USA

                        Telefax: 001-312-558-5700
                        -------------------------

                        or to such other addresses as may hereafter be furnished by any party to the other.

        23.7 If any of the provisions of this Agreement be or become invalid or unenforceable (nichtig oder unwirksam), all other provisions hereof shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to be automatically amended and replaced without the necessity of further action by the parties hereto by such valid and enforceable provision that shall accomplish as far as possible the commercial purpose and intent of the invalid or unenforceable provision. The aforesaid shall apply mutatis mutandis should this Agreement be incomplete.

                If any agreement entered into in connection with this Purchase Agreement including, without limitation, the ancillary agreements referred to in Article 19 be or become invalid or unenforceable in whole or in part, this Agreement shall remain in full force and effect.